UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING





(CHECK ONE):

[ ] Form 10-K [ ] Form 20-F  [ ] Form 11-K  |X| Form 10-QSB   [ ] Form N-SAR
	For Period Ended	September 30, 2001

	[ ] Transition Report on Form 10-K
	[ ] Transition Report on Form 20-F
	[ ] Transition Report on Form 11-K
	[ ] Transition Report on Form 10-Q
	[ ] Transition Report on Form N-SAR

	For the Transition Period Ended: __________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

	Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

	If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
NOT APPLICABLE

PART I--REGISTRANT INFORMATION

Full Name of Registrant: COR DEVELOPMENT, LLC
Former Name if Applicable: NOT APPLICABLE
Address of Principal Executive Office (Street and Number): 13720 ROE City, State and Zip Code: LEAWOOD, KANSAS 66224


PART II--RULES 12b-25(b) AND (c)

	If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

|X|	(a)	The reasons described in reasonable detail in Part III of this
		form could not be eliminated without unreasonable effort or expense;

		(b)	The subject annual report, semi-annual report, transition
			report on Form 10-K, Form20-F, 11-K or Form N-SAR, or portion
			thereof will be filed on or before the fifteenth calendar
			day following the prescribed due date; or the subject quarterly
			report or transition report on Form 10-Q, or portion thereof
			will be filed on or before the fifth calendar day following the
			prescribed due date; and

		(c)	The accountant's statement or other exhibit required by Rule
			12b-25(c) has been attached if applicable.


PART III--NARRATIVE


	State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

	THE QUARTERLY FINANCIAL STATEMENTS COULD NOT BE REVIEWED AND COMPLETED WITHIN THE PRESCRIBED TIME PERIOD BECAUSE COR DEVELOPMENT, LLC HAS ONLY RECENTLY ENGAGED FINANCIAL AUDITORS TO PERFORM INDEPENDENT REVIEW OF QUARTERLY FINANCIAL STATEMENTS. THESE ASSOCIATED DELAYS COULD NOT HAVE BEEN AVOIDED WITHOUT UNREASONABLE EFFORT OR EXPENSE.

PART IV--OTHER INFORMATION

	(1)	Name and telephone number of person to contact in regard to this
		notification

		Peter L. Sumners, Esq.,	    (816)	531-1700

		(Name)			    (Area Code)	(Telephone Number)

	(2)	Have all other periodic reports required under section 13 or15(d)
		of the Securities Exchange Act of 1934 or section 30 of the Investment
		Company Act of 1940 during the preceding 12 months or for such shorter
		period that the registrant was required to file such report(s) been filed?

	If the answer is no, identify report(s):

	Not applicable:	|X| Yes	[ ] No

	(3)	Is it anticipated that any significant change in results of operations
		from the corresponding period for the last fiscal year will be reflected
		by the earnings statements to be included in the subject report or
		portion thereof?

				[ ] Yes		|X| No

	If so: attach an explanation of the anticipated change, both natively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

		  COR DEVELOPMENT, LLC
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: NOVEMBER 14, 2001		By  /S/ ROBERT M. ADAMS
					Robert M. Adams, Manager of
					COR Development, LLC
					SIGNATURE TITLE

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

	Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).